Exhibit 99.1

Saba Announces New Credit Facility

New Five-Year $25 Million Facility Will Support Working Capital and Growth

REDWOOD SHORES, Calif. – July 9, 2013 – Saba (OTCPink: SABA), a global leader in next-generation cloud solutions for talent management, announced today that it has entered into a new $25 million five-year credit facility with an affiliate controlled by Vector Capital. The new facility will support general working capital needs as well as growth initiatives and is in addition to the Company’s existing $40 million revolving credit facility with Wells Fargo Bank.

“This additional debt capacity provides Saba with significant financial flexibility to pursue growth opportunities,” said Interim Chief Executive Officer, Shawn Farshchi. “Combined, these non-dilutive sources of capital enhance our overall financial position as we extend our leadership position in the talent management market.”

About Saba

Saba (OTCPink: SABA) is a global leader in next-generation cloud solutions for talent management. The company helps organizations transform the way they work by enabling the continuous learning, engagement and development of everyone in their people network, including employees, partners, and customers. Supporting the new world of work, Saba delivers learning, performance, succession, career development, workforce planning and compensation solutions that incorporate modern technologies such as social, collaboration, mobile and gamification. Saba solutions are based on the Saba Cloud Platform, a highly scalable architecture that exceeds industry scalability, performance and security standards. The company currently supports over 31 million users from 2,100 customers across 195 countries and in 37 languages. For more information, please visit www.saba.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding the expected benefits to the Company of its new debt facility with Vector Capital. The actual outcome of such matters could differ materially from those expressed in any forward-looking statements due to, among other things, the Company’s ability to complete the work required for the pending restatement of its financial statements in a timely manner, any additional required adjustments to the Company’s financial statements and/or other factors arising in the restatement process that are not currently known or identified or where the scope of work required or impact of the restatement may be greater than what is currently known or anticipated by the Company, and the impact of the restatement on the Company’s sales, operations and financial performance. In addition, Saba faces risks and uncertainties that could affect timing of the completion of its restatement and becoming current with respect to its delayed filings with the SEC including material weaknesses that exist with respect to its internal controls over financial reporting or additional deficiencies in its internal controls over financial reporting that may be identified. Readers should refer to the section entitled “Risk Factors” in the Form 10-K for the fiscal year ended May 31, 2011, and similar disclosures in subsequent reports filed with the SEC. The forward-looking statements and risks stated in this press release are based on information available to Saba today. Saba assumes no obligation to update them.

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Contact Info

Roy Lobo, 650-696-1610

Investor Relations

roylobo@saba.com